UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 20, 2005

DECORIZE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-31260	43-1931810
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1938 East Phelps, Springfield, Missouri 65802
(Address of principal executive offices)

Registrant’s Telephone Number, Including Area Code: (417) 879-3326

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act
☐     Soliciting material pursuant to Rule 14a-12 of the Exchange Act
☐ Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act
☐     Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 3, 2005, The American Stock Exchange (“AMEX”) sent a letter to Decorize, Inc. (the “Company”) advising it that, based upon a review of the Annual Report on Form 10-KSB filed for the year ended June 30, 2005, the Company does not comply with Section 1003(a)(i) of the AMEX’s Company Guide. The Company’s noncompliance arises from it failing to maintain a minimum of $2,000,000 in stockholders’ equity and it experiencing losses from continuing operations and/or net losses in two out of its three most recent fiscal years

The Company was afforded the opportunity to submit a plan of compliance to AMEX and on October 31, 2005 the Company submitted its plan to AMEX. On December 16, 2005, AMEX notified the Company that it accepted the Company’s plan of compliance and granted the Company an extension of time to regain compliance with the continued listing standards. The targeted completion date for the plan of compliance is March 29, 2007. During this period the Company will be subject to periodic review by AMEX staff. Failure by the Company to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from AMEX.

Item 7.01    Regulation FD Disclosure.

On December 20, 2005, the Company disclosed its receipt of the December 16, 2005 letter from AMEX and noted that the Company’s plan of compliance had been accepted by AMEX and that the Company was granted an extension of time to regain compliance with the continued listing standards. A copy of the December 20 press release, attached hereto as Exhibit 99.1, is being furnished pursuant to Regulation FD and is incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits.

               (c) Exhibits.

                     Exhibit 99.1 Press Release issued by Decorize, Inc., dated December 20, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DECORIZE, INC.

Date: December 20, 2005	By:	/s/ Brent Olson
Name: Brent Olson
Title: Vice President and Treasurer

EXHIBITS INDEX

Exhibit Number	Description

99.1	Press Release issued by Decorize, Inc., dated December 20, 2005.